UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

May 1, 2008 (May 1, 2008)
Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)
9401 Indian Creek Parkway, Suite 1500 Overland Park, Kansas 66210
(Address of principal executive offices)

(913) 234-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On May 1, 2008, QC Holdings, Inc. issued a press release announcing its financial results for the three months ended March 31, 2008. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The attached press release includes three non-GAAP financial measures that management uses and that the company believes may be useful to investors: (i) adjusted net income, (ii) adjusted net income per share, and (iii) adjusted EBITDA. Adjusted net income is calculated as net income plus the after tax effect of the costs and charges associated with activities to close an unusually high number of branches in first quarter 2007 (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches never opened. Adjusted EPS is calculated as adjusted net income on a fully diluted per share basis. Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization expenses, adjusted to exclude the charges related to stock options and restricted stock awards and non-cash gains or losses associated with property disposition. For the three months ended March 31, 2007, the pre-tax costs and charges associated with the unusually high number of branch closings/consolidations in first quarter 2007 have been excluded from the computation. Reconciliations of each of these non-GAAP measures are included in schedules to the press release filed with this report.

These non-GAAP financial measures are intended to supplement the company’s financial information prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) included in the press release by providing management and investors with additional insight regarding results of operations. Management uses adjusted net income in its strategic planning for the company and in evaluating the results of operations of the company, and its compensation committee uses adjusted net income in evaluating financial performance of the company and management. Management believes the adjusted net income measure may be similarly useful to investors when evaluating financial results of the company for comparable periods because the number of branch closings in first quarter 2007 was unusually high (31 branches) and is not consistent with the normal practice of evaluating and periodically closing a handful of branches each year. Additionally, certain of these branch closing costs represent significant non-cash charges in computing GAAP net income. For the same reasons, management also computes and uses adjusted earnings per share.

Management recognizes that its use of adjusted net income and adjusted EPS, as with any non-GAAP financial measure, has various limitations, including the fact that an adjusted item may be a normally recurring expense for the company or may involve the actual use of cash. Nonetheless, management believes that these adjusted net income and adjusted EPS measures provide additional insight for investors into the operating results and business trends of the company. A reconciliation of adjusted net income and adjusted EPS to net income and net income per share is included in the schedules to the press release filed with this report.

Management also uses adjusted EBITDA as a non-GAAP performance measure. Management regularly reviews EBITDA as it assesses its current and prospective operating results. Management uses adjusted EBITDA in its strategic planning for the company and in evaluating the results of operations of the company. The compensation committee uses adjusted EBITDA in evaluating the performance of the company and management and in determining certain components of executive compensation, including performance based vesting of restricted stock awards for 2007. Management calculates adjusted EBITDA as net income before interest, taxes, depreciation and amortization expenses, adjusted to exclude the charges related to stock options and restricted stock awards and non-cash gains or losses associated with property disposition (and for the three months ended March 31, 2007, the costs and charges associated with the activities to close the unusually high number of branch closings/consolidations in first quarter 2007). Management believes adjusted EBITDA is useful to management and may be useful to investors because certain of the adjusted items represent non-cash charges to net income, and certain of the adjusted items can fluctuate significantly from period-to-period, due in part to the timing of equity-based awards for compensation purposes.

Management recognizes that its use of adjusted EBITDA has various limitations, including the fact that the adjusted items may be a normally recurring expense or may involve the actual use of cash. Nonetheless, management believes that this adjusted EBITDA measure provides additional insight for investors into the operating results and business trends of the company.

The information in Item 2.02 of this report and in the exhibit attached to this report is not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 or 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying exhibit is not incorporated by reference into any filing with the SEC made by the registrant, whether made before or after the date of this report, regardless of any general incorporation language in that filing.

Item 8.01 Other Events.

On April 29, 2008, the company’s board of directors declared a cash dividend of 5 cents per common share. The dividend is payable May 23, 2008, to stockholders of record as of May 16, 2008.

Item 9.01.  Financial Statements and Exhibits.

          (c)  Exhibits.

          The following exhibit is filed as part of this report:

Exhibit No.	Description

99.1	QC Holdings, Inc. Press Release issued May 1, 2008, reporting the three months ended March 31, 2008 financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date:	May 1, 2008

		By:	/s/ Douglas E. Nickerson
		Name:	Douglas E. Nickerson
		Title:	Chief Financial Officer
(Principal Financial and Accounting
Officer)